EXHIBIT 99.1

Press Release

CLX Medical, Inc. Updates Status of ThyroTest® Close

Issued Wednesday November 19, 11:34 am ET

MURRIETA, CA--(MARKET WIRE)--Nov. 19, 2008--CLX Medical, Inc. (OTC BB: CLXN), which is focused on the marketing and distribution of unique medical diagnostic testing products, today updated the status of the pending close of the company’s acquisition of ThyroTest® through the issuance of preferred stock and a note in the amount of $750,000.

To close the transaction, an escrow is being established, into which the ThyroTest® technology, the $750,000 note and the 750,000 shares of Series C Preferred Shares will be deposited. The opening of the escrow will be considered the closing, and the company had expected to have established the escrow and deposited the note and the shares by November 14, 2008.

“The escrow has been opened, and the documents have been approved in form by both parties to the agreement and are now being transferred to the escrow holder,” stated Vera Leonard, chief executive officer of CLX Medical. “The process is moving forward, and we expect to have the close completed by the end of this week.”

ThyroTest® is a rapid thyroid stimulating hormone (TSH) screening device used for the detection of hypothyroidism in adults, a common thyroid disease. ThyroTest® is FDA cleared and has also achieved CLIA waived status, so the test can be administered in the more than 100,000 CLIA waived doctors’ offices in the U.S., as well as in any non-waived laboratory.

CLX Medical entered into a definitive agreement with ThyroTec, LLC, the developer of the ThyroTest® device, on September 8, 2008 and subsequently entered into an amendment to the definitive agreement. The amendment provided that the transaction could be closed through the issuance to ThyroTec of Series C Convertible Preferred Shares of CLX Medical and a note in the amount of $750,000 at 6% interest for a term of 30 months, secured by the assets of the corporation. During the period of the note or until the principal is paid in full, CLX agrees to pay to ThyroTec a royalty of 10% of net sales of the ThyroTest® product.

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About CLX Medical, Inc.
CLX Medical, Inc. (www.clxmedical.com) holds a 51% equity interest in Zonda, Inc. (www.zondaincusa.com), which has developed several rapid point of care tests for medical and non-medical markets, including a rapid test for chlamydia. CLX has also entered into a definitive agreement to acquire ThyroTest®, a rapid thyroid stimulating hormone (TSH) screening device used for the detection of hypothyroidism in adults, a common thyroid disease. CLX Medical is focused on the successful worldwide distribution of these and any additional products it may acquire or license.

All statements included in this release, including statements regarding potential future plans and objectives of CLX Medical, Inc. are forward-looking statements. Such statements are necessarily subject to risks and uncertainties, some of which are significant in scope and nature beyond CLX Medical’s control. There can be no assurance that such statements will prove accurate. Actual results and future events could differ materially from those anticipated in such statements depending on many factors. Historical results are not necessarily indicative of future performance.

Contact:
Gemini Financial Communications, Inc.
A. Beyer
951-677-8073
investors@clxmedical.com